        Exhibit 10.44
ZOSANO PHARMA CORPORATION RETENTION BONUS PLAN

1.Purpose.

This Zosano Pharma Corporation Retention Bonus Plan (the “Plan”) has been adopted, effective as of the Effective Date (as defined below), to create an incentive for its Key Employees (defined below) to continue their employment with the Company by granting retention bonuses. Any capitalized terms not defined in the text hereof are set forth in Section 11 of the Plan.

2.Retention Bonus Pool.

The Board has established a cash incentive pool (the “Retention Bonus Pool”) for purposes of granting Retention Bonuses (as defined below) to Key Employees. As of the Effective Date, the Retention Bonus Pool is $645,998. No Retention Bonus shall be granted to the extent that payout of such Retention Bonus, together with all other then-outstanding Retention Bonuses, would exceed the maximum amount of the Retention Bonus Pool as approved by the Board. For the avoidance of doubt, the Company has no obligation to grant Retention Bonuses with respect to any or all of the Retention Bonus Pool.

3.Retention Awards.

(a)Those employees of the Company and its subsidiaries who are designated by the Administrator (as defined below) (each, a “Key Employee”) shall be eligible to receive from the Company a retention bonus (each, a “Retention Bonus”), in such amounts as are approved by the Administrator, and shall be provided an individual letter agreement from the Company that outlines the Retention Bonus for which the Key Employee is eligible (each, a “Bonus Letter”).

(b)The Bonus Letter shall be in substantially the form attached hereto as Schedule A and set forth the terms and conditions of each Retention Bonus for which a Key Employee is eligible, including, without limitation, the amount of the Retention Bonus, the applicable time(s) at which the Retention Bonus is payable, the form of payment of the Retention Bonus, and the terms and conditions on which the Retention Bonus must be repaid to the Company. A Key Employee shall be required to execute a Bonus Letter in order to be eligible to receive a Retention Bonus.

(c)Each Retention Bonus shall be earned in full if the Key Employee is employed with the Company through the earlier of (i) July 31, 2022 and (ii) the closing date of a Change in Control (such earlier date, the “Retention Date”). Notwithstanding the foregoing, if a Key Employee’s employment with the Company is terminated by the Company without Cause or due to the Key Employee’s death or disability prior to the Retention Date, such Key Employee’s Retention Bonus shall be deemed earned on the date of such termination of employment.

(d)In the event a Key Employee’s employment with the Company and its subsidiaries is terminated prior to the Retention Date due to (i) the Key Employee’s resignation for any reason or (ii) the Key Employee’s termination by the Company for Cause, then such Key Employee must repay the after-tax amount of the Retention Bonus promptly, but in no event more than fifteen (15) days following the date of termination of employment. For the avoidance of doubt, the Retention Bonus will not be subject to repayment under this Section 3(d) in the event the Key Employee’s employment is terminated by reason of such Key Employee’s death, disability or termination by the Company without Cause. For purposes of determining the after- tax amount of the Key Employee’s Retention Bonus, the Company will assume such Key Employee pays tax at the highest effective marginal combined federal, state and local income tax rate applicable to individuals where such Key Employee resides for the year in which the repayment should occur. The Company reserves all other rights and remedies available to recoup the Retention Bonus advanced and as provided under this Plan, including the right to file a legal claim in court and recover its reasonable attorneys’ fees and costs of litigation incurred in connection with filing such a claim or other adversarial action.

(e)The Retention Bonuses described herein are independent of all other compensation. The Key Employees will remain eligible for severance payments under any applicable severance plan or policy of the Company or as otherwise expressly agreed in a separate written contract between the Key Employee and the Company, as applicable. The Retention Bonuses will not be regarded as salary or bonus compensation for purposes of calculating any severance payments or benefits.

4.Section 409A.

(a)To the extent applicable, this Plan shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Plan to the contrary, if the Company determines that any compensation or benefits payable under this Plan may not be either compliant with or exempt from Section 409A, the Company may adopt such amendments to this Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Plan from Section 409A, and/or
(ii) comply with the requirements of Section 409A; provided, that this Section 4(a) shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)For purposes of any provision of this Plan providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” under Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.” Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Key Employee under this Plan during the six-month period following such Key Employee’s Separation from Service to the extent that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Key Employee’s death), the Key Employee shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Key Employee during such six-month period without interest thereon.

5.Plan Administration.

(a)Subject to Section 6 hereof, the Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All determinations and interpretations of the Administrator shall be final, binding, and conclusive as to all Persons.

(b)Neither the Administrator nor any employee, officer, agent, or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, agent, or director of the Company, including the Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Administrator) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, or gross negligence.

6.Effective Date; Right to Amend or Terminate Plan.

(a)This Plan shall be effective as of March 14, 2022 (the “Effective Date”).

(b)This Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion; provided, that this Plan shall not be amended except with the express written consent of each affected Key Employee whose rights hereunder would be adversely impaired by such amendment.

7.No Guarantee of Employment.

Nothing contained in this Plan or any Bonus Letter shall (a) confer upon any Key Employee or any other person any right to continue as an employee or other service provider of the Company or any of its subsidiaries, (b) constitute any contract of employment or service or agreement to continue employment or service for any particular period, or (c) interfere in any way with the right of the Company or any of its subsidiaries to terminate a service relationship with any Key Employee, with or without Cause.

8.Applicable Law.

This Plan shall be construed and interpreted in accordance with the laws of the State of California without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

9.Unfunded Status.

The Plan is intended to be an “unfunded” plan with respect to Retention Bonuses and does not confer any rights, including any rights as a creditor, to any Key Employee who receives a Retention Bonus under the Plan.

10.Successors.

For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company, as herein before defined and any successor, parent corporation or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

11.Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:

(a)“Administrator” means the Compensation Committee of the Board (the “Committee”), or such other subcommittee or officers of the Company who is or are appointed by the Committee to administer the Plan.

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” with respect to a Key Employee shall have the meaning provided in any employment agreement between such Key Employee and the Company or, if no such agreement exists (or if such agreement does not define “Cause”), “Cause” shall mean (i) any material breach by the Key Employee of any agreement to which the Key Employee and the Company are both parties, (ii) any act (other than retirement) or omission to act by a Key Employee that may have a material and adverse effect on the Company’s business or on the Key Employee’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (iii) any material misconduct or material neglect of duties by a Key Employee in connection with the business or affairs of the Company.

(d)“Change in Control” means (i) any Person, other than the Company or a subsidiary of the Company, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Securities Exchange Act of 1934), directly or indirectly, in one or a series of transactions, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) the consummation of a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company; provided, that a sale of equipment owned by the Company shall not constitute a sale of all or substantially all of the assets of the Company.

(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)“Person” means any “Person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934.

(g)“Section 409A” means Section 409A of the Code, together with Department of Treasury regulations and other official guidance promulgated thereunder.

(h)“Separation from Service” means a Key Employee’s “separation from service” from the Company within the meaning of Section 409A.

12.General Provisions.

(a)The Company and its subsidiaries shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Retention Bonus payable under this Plan.

(b)Except as otherwise provided herein or by law, (i) no right or interest of any Key Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation by execution, levy, garnishment, attachment, pledge or in any manner, (ii) no attempted assignment or transfer thereof shall be effective and (iii) no right or interest of any Key Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Key Employee. When a payment is due under this Plan to a Key Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

(c)Should any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(d)Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Key Employee or other person any legal or equitable right against the Company or the Administrator, or any fiduciary, employee, or agent of the Company.

(e)Any benefits payable under this Plan shall not be deemed salary or other compensation to a Key Employee for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

(f)The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

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Schedule A

Form Bonus Letter

[    ], 2022

[Name] [Address]

RE: RETENTION BONUS PLAN – CONFIDENTIAL

Dear [Name],

To incentivize you to remain with and committed to Zosano Pharma Corporation (the “Company” or “we”), we are offering you a cash retention bonus of $[ • ] (the “Retention Bonus”) upon the terms and conditions set forth in the Zosano Pharma Corporation Retention Bonus Plan, a copy of which is attached hereto as Exhibit A (the “Plan”) and this letter agreement (“Agreement”). In order to be eligible for the Retention Bonus you must sign and return this Agreement acknowledging your agreement to its terms. Capitalized terms not defined herein shall have the meanings set forth in the Plan.

If you accept this offer, then on the next payroll date following your execution of this Agreement we will advance and pre-pay to you the full amount of the Retention Bonus (less required and elected withholdings), subject to your agreement to repay the Retention Bonus to the Company as provided below and in the Plan if it is not earned on the terms and conditions set forth below and in the Plan.

You will earn the Retention Bonus in full if you are employed by the Company on the earlier of (i) July 31, 2022 or (ii) the closing date of a Change in Control (the “Retention Date”). You will also earn the Retention Bonus in full if your employment is terminated by the Company without Cause or if you die or become disabled prior to the Retention Date. If you resign or quit for any reason or you are terminated for Cause prior to the Retention Date, then you will not earn the Retention Bonus and you will be required to repay the Retention Bonus to the Company, as provided below and in the Plan.

If you do not earn the Retention Bonus, then you hereby acknowledge and agree that you must repay the after-tax amount (based on the highest marginal tax rate applicable) of the Retention Bonus promptly, but in no event more than fifteen (15) days following your termination, pursuant to the terms set forth in Section 3(d) of the Plan, and any failure to repay will be a breach of this Agreement. In the event of such a breach, the Company reserves all other rights and remedies available to recoup the Retention Bonus advanced, including the right to file a legal claim in court and recover its reasonable attorneys’ fees and costs of litigation incurred in connection with filing such a claim or other adversarial action.

Except as may otherwise be required by law, you agree not to disclose the existence of the Plan and this Agreement or any of its terms to anyone other than your spouse or domestic partner and any financial or legal advisor who agrees to be bound not to make any such disclosure.

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This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of California, without reference to conflicts of law principles thereunder.

Please indicate your acceptance of the provisions of this Agreement by signing the enclosed copy of this letter agreement and returning it to my attention no later than [DATE].

Very truly yours,

Agreed and Accepted.

Date:

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